Exhibit 99.1

GlobeStar Therapeutics Corporation Additional Progress Toward U.S.-Based Clinical Trial.

Company has made progress with a major medical center in the Northeast and identified a path forward for this pharmaceutical.

October 4, 2021 RICHLAND, WASH.

GlobeStar Therapeutics Corporation (OTCBB: GSTC ) (www.globestarthera.com) headquartered in Richland, Washington, is a fast-growing company focused on providing medical research, development, and treatments for disease. With a mission to “help people begin their journeys to health,” GlobeStar Therapeutics also brings high quality supplement products to the market.

“Our latest filing clearly demonstrates that we are moving forward and are in negotiations with a major hospital in the Northeast region to begin our own clinical trials in the United States,” said James C. Katzaroff, President and CEO, GlobeStar Therapeutics Corporation. “This filing shows we are one step closer to presenting this drug to the FDA for approval. The entire GlobeStar Therapeutics team understands the importance of meeting the challenges associated with Multiple Sclerosis and other life-changing neurodegenerative diseases.”

Today’s document identifies our progress and clearly validates why GlobeStar believes this is an opportunity-rich environment for drug development. GlobeStar’s patented solution has the potential to change the lives of millions of patients across the globe. In the United States alone, over 4 million people are diagnosed each year with this life-changing neurodegenerative disease.

GlobeStar Therapeutics Corporation.

GlobeStar Therapeutics Corporation (OTCBB: GSTC) is a healthcare company dedicated to bringing innovative, effective and high-quality healthcare solutions to the medical community. With a focus on Multiple Sclerosis and other chronic diseases, GlobeStar’s team is committed to helping those suffering begin their journey back to health. More information about GlobeStar Therapeutics Corporation can be found at www.globestarthera.com.

Notice Regarding Forward Looking Statements

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements that include the words “believes,” “expects,” “anticipate” or similar expressions. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof.

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Cornerstone Communications, LTD

Brooke@cornerstonepr.net

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